UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One): [ ] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [X] Form 10-Q
                       [ ] Form N-SAR

                         For Period Ended: June 30, 2002
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OR
                                  [ ] Transition Report on Form 10-K
                                  [ ] Transition Report on Form 20-F
                                  [ ] Transition Report on Form 11-K
                                  [ ] Transition Report on Form 10-Q
                                  [ ] Transition Report on Form N-SAR
                                  For the Transition Period Ended____________

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

                Nothing in this form shall be construed to imply
                      that the Commission has verified any
                          information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I -- REGISTRANT INFORMATION

MOMENTUM HOLDINGS CORPORATION.
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Full Name of Registrant

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Former Name if Applicable

36 West 25th Street, 2nd Floor
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Address of Principal Executive Office (Street and Number)

New York, New York 10010
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       [X]    (a)   The reasons described in reasonable detail in Part
                    III of this form could not be eliminated without unreasonable effort or expense;

       [X]    (b)   The subject annual report, semi-annual report,
                     transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

       [  ]   (c)   The accountant's statement or other exhibit
                    required by Rule 12b-25(c) has been attached if applicable.


                                                 (Attach Extra Sheets if needed)
                                                                 SEC 1344 (6/94)

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (See attached Schedule)


         Due to the resignation of the Company's auditor's on May 20, 2002 and the Company's inability to retain a successor until recently, the Company was unable to complete its financial statement information in time to timely file the Form 10-QSB without unreasonable effort or expense.



PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Anthony R. Russo                     (212)      414-2700
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         (Name)                           (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s) [X] Yes No

                                  Form 10-KSB
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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                [ ] Yes   [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

NARRATIVE AND QUALITATIVE EXPLANATION OF THE ANTICIPATED CHANGE:

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                      MOMENTUM HOLDINGS CORPORATION
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                  (Name of Registrant as specified in charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date            August 14, 2002           By: /s/ Anthony R. Russo
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                                              Name:  Anthony R. Russo
                                              Title:   President